Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
	Contacts:	G. Janelle Frost, EVP & CFO AMERISAFE, Inc. 337-463-9052 Ken Dennard, Managing Partner Karen Roan, Sr.VP DRG&E / 713-529-6600

AMERISAFE ANNOUNCES 2010 SECOND QUARTER RESULTS

DeRidder, LA – August 4, 2010 - AMERISAFE, Inc. (Nasdaq: AMSF), a specialty writer of hazardous workers’ compensation insurance, today announced results for the second quarter ended June 30, 2010.

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	% Change	2010	2009	% Change
	(in thousands, except per share data)
Net premiums earned	$52,982	$65,792	(19.5)%	$108,040	$135,793	(20.4)%
Net investment income	6,675	6,982	(4.4)%	13,215	14,354	(7.9)%
Net realized gains on investments (pre-tax)	293	17		2,845	43
Net income	10,424	13,701	(23.9)%	21,701	24,763	(12.4)%
Diluted earnings per share	$0.54	$0.67	(19.4)%	$1.13	$1.21	(6.6)%
Book value per share	$17.01	$15.10	12.7%	$17.01	$15.10	12.7%
Net combined ratio	87.3%	83.3%		89.4%	86.0%
Return on average equity	13.3%	18.6%		14.0%	17.0%

Commenting on these results, Allen Bradley, AMERISAFE’s Chairman, President and Chief Executive Officer, stated, “Industry and economic conditions remain challenging. While the competitive landscape has improved, some aggressive competitors continue to price their products at less than profitable levels even as claims frequency and costs are beginning to increase. At the same time the continued economic doldrums result in reduced payrolls and thus premiums. Lower approved loss costs in many jurisdictions exacerbate the drop in premium. Even with these compound pressures we’ve generated a solid return on equity and commensurate growth in book value as we remain committed to underwriting and expense discipline.”

Insurance Results

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	% Change	2010	2009	% Change
	(in thousands)
Gross premiums written	$62,993	$72,537	(13.2)%	$124,084	$151,966	(18.3)%
Net premiums earned	52,982	65,792	(19.5)%	108,040	135,793	(20.4)%
Loss and loss adjustment expenses incurred	33,711	40,219	(16.2)%	71,338	87,289	(18.3)%
Underwriting and certain other operating costs, commissions and salaries and benefits	12,347	14,475	(14.7)%	24,844	29,243	(15.0)%
Policyholder dividends	210	141	48.9%	474	322	47.2%
Underwriting profit (pre-tax)	6,714	10,957	(38.7)%	11,384	18,939	(39.9)%

Insurance Ratios:
Current accident year loss ratio	75.5%	69.0%		74.0%	69.0%
Prior accident year loss ratio	(11.9)%	(7.9)%		(8.0)%	(4.7)%

Net loss ratio	63.6%	61.1%		66.0%	64.3%
Net underwriting expense ratio	23.3%	22.0%		23.0%	21.5%
Net dividend ratio	0.4%	0.2%		0.4%	0.2%

Net combined ratio	87.3%	83.3%		89.4%	86.0%

•

Gross premiums written declined in the three and six month periods. Voluntary premiums written decreased 6.7% in the quarter and 10.6% for the six months ended June 30, 2010 compared to the same periods in 2009. Additionally, payroll audits and related premium adjustments for policies written in previous periods reduced premiums $9.2 million in the second quarter and $18.1 million in the six months ended June 30, 2010. In 2009, these premium adjustments reduced premium $5.4 million in the second quarter and $7.7 million for the six months ended June 30.

•

In the second quarter, the Company increased the current accident year loss ratio for 2010 from 72.5% to 74.0% as a result of increased frequency of claims on a declining premium base. However, during the quarter the Company experienced favorable case development for prior accident years which reduced loss and loss adjustment expenses by $6.3 million. Accident years 2006 and 2007 were the primary contributors to the favorable development.

•

The underwriting expense ratio for both the quarter and six months ended June 30, 2010 was up slightly from the prior year periods primarily as a result of lower earned premiums. As a result of intensive expense management, fixed costs were down for the three and six months ended June 30, 2010 compared to prior year periods.

Geoff Banta, President and Chief Operating Officer, noted, “Expense ratios continue to be negatively impacted by the decline in earned premiums while increasing claims frequency is putting upward pressure on our current year loss ratio. As a positive, we are continuing to experience favorable prior year loss development as our reserves as originally estimated have proven to be redundant. Also, unlike 2009, our gross written premiums grew slightly in this quarter compared to the first quarter of 2010.

“We have shown that we can manage our business effectively through a competitive market compounded by a deeply suppressed economy. However, these conditions can’t and won’t continue indefinitely. We are confident the AMERISAFE team has the determination and discipline to continue to effectively and prudently manage our business in the near term. As conditions improve our financial strength and resource capacity will enable us to take full advantage of a growing economy in a more positive environment. In the meantime, we will continue to pursue opportunities in select markets while avoiding irrational pricing and risk selection.”

Investment Results

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	% Change	2010	2009	% Change
	(in thousands)
Net investment income	$6,675	$6,982	(4.4)%	$13,215	$14,354	(7.9)%
Net realized gains on investments (pre-tax)	293	17		2,845	43
Pre-tax investment yield	3.3%	3.5%		3.3%	3.6%
Tax equivalent yield (1)	4.7%	5.0%		4.7%	5.0%

(1)	The tax equivalent yield is calculated using the effective interest rate and a 35% marginal tax rate.

•	The carrying value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $801.7 million and the fair value of the portfolio was $827.3 million at June 30, 2010.

Supplemental Information

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Shares repurchased	329,109	—	399,148	—
Average price of shares repurchased, including commissions	$16.72	—	$16.63	—
Effective tax rate	22.5%	25.0%	19.8%	25.4%

•

As previously announced, the Company’s Board of Directors has authorized a share repurchase program. The program authorizes a limit of up to $25 million and, unless extended, will expire on December 31, 2010. As of June 30, 2010, AMERISAFE had spent approximately $6.6 million on its share repurchase program.

•

Income tax expense in 2010 was decreased for the change in the valuation allowance related to the previously impaired securities and a larger percentage of tax-exempt pre-tax income. The decrease from the valuation allowance was $0.1 million, or 0.7 percentage points for the second quarter and $1.0 million, or 3.6 percentage points for the six months ended June 30. This did not impact operating net income.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(in thousands, except share and per share data)
Net income	$10,424	$13,701	$21,701	$24,763
Less: Net realized capital gains	293	17	2,845	43
Tax effect (1)	(9)	(6)	(10)	(15)

Operating net income (2)	10,140	13,690	18,866	24,735

Average shareholders’ equity (3)	$313,501	$295,192	$309,408	$290,773
Less: Average other comprehensive income (loss)	258	(536)	1,430	627

Adjusted average shareholders’ equity	313,243	295,728	307,978	290,146

Diluted weighted average common shares	19,160,004	19,242,089	19,238,093	19,237,286
Portion allocable to common shareholders (4)	100.0%	94.1%	100.0%	94.1%

Return on average equity (5)	13.3%	18.6%	14.0%	17.0%
Operating return on average equity (2)	13.0%	18.5%	12.3%	17.1%
Diluted earnings per common share	$0.54	$0.67	$1.13	$1.21
Operating earnings per common share (2)	$0.53	$0.67	$0.98	$1.21

(1)	The tax effect of net realized capital gains is calculated assuming an annual tax rate of 35% plus the change in valuation allowance for deferred taxes. The change in valuation allowance decreased tax expense by $0.1 million and $1.0 million, respectively for the three months and six months ended June 30, 2010.
(2)	Operating net income, operating return on average equity and operating earnings per share are non-GAAP financial measures, and management believes that investor’s understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.
(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity, including redeemable preferred stock for the same period used in determining the numerator. On December 31, 2009, the Company redeemed all outstanding shares of its Series C and D redeemable preferred stock for $25.9 million.
(4)	The portion allocable to common shareholders relates to the two-class method of calculating earnings per share.
(5)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity, including redeemable preferred stock for the applicable period.

Conference Call Information

AMERISAFE has scheduled a conference call for August 5, 2010, at 10:00 a.m. Eastern Time. To participate in the conference call dial 480-629-9723 at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through August 12, 2010. To access the replay, dial 303-590-3030 and use the pass code 4324991#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking and agriculture. AMERISAFE actively markets workers’ compensation insurance in 30 states and the District of Columbia. The Company’s financial strength rating is “A-” (Excellent) by A.M. Best.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including, but not limited to, the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2009. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)
Revenues:
Gross premiums written	$62,993	$72,537	$124,084	$151,966
Ceded premiums written	(4,603)	(4,870)	(9,242)	(10,064)

Net premiums written	$58,390	$67,667	$114,842	$141,902

Net premiums earned	$52,982	$65,792	$108,040	$135,793
Net investment income	6,675	6,982	13,215	14,354
Net realized gains on investments	293	17	2,845	43
Fee and other income	145	705	377	841

Total revenues	60,095	73,496	124,477	151,031

Expenses:
Loss and loss adjustment expenses incurred	33,711	40,219	71,338	87,289
Underwriting and other operating costs	12,347	14,475	24,844	29,243
Interest expense	385	383	760	994
Policyholder dividends	210	141	474	322

Total expenses	46,653	55,218	97,416	117,848

Income before taxes	13,442	18,278	27,061	33,183
Income tax expense	3,018	4,577	5,360	8,420

Net income	$10,424	$13,701	$21,701	$24,763

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)
Basic EPS:
Net income available to common shareholders	$10,424	$13,701	$21,701	$24,763

Portion allocable to common shareholders	100.0%	94.1%	100.0%	94.1%

Net income allocable to common shareholders	$10,424	$12,887	$21,701	$23,292

Basic weighted average common shares	18,720,748	18,855,200	18,804,093	18,850,168
Basic earnings per share	$0.56	$0.68	$1.15	$1.24

Diluted EPS:
Net income allocable to common shareholders	$10,424	$12,887	$21,701	$23,292

Diluted weighted average common shares:
Weighted average common shares	18,720,748	18,855,200	18,804,093	18,850,168
Stock options	435,082	375,937	430,707	377,930
Restricted stock	4,174	10,952	3,293	9,188

Diluted weighted average common shares	19,160,004	19,242,089	19,238,093	19,237,286

Diluted earnings per common share	$0.54	$0.67	$1.13	$1.21

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (in thousands)

	June 30,	December 31,
	2010	2009
	(unaudited)
Assets
Investments	$751,584	$737,297
Cash and cash equivalents	50,138	63,188
Amounts recoverable from reinsurers	94,263	81,878
Premiums receivable, net	158,585	151,570
Deferred income taxes	31,306	28,489
Deferred policy acquisition costs	19,330	18,128
Deferred charges	3,341	3,030
Other assets	31,907	35,229

	$1,140,454	$1,118,809

Liabilities and shareholders’ equity
Liabilities:
Reserves for loss and loss adjustment expenses	$531,948	$534,655
Unearned premiums	129,301	122,500
Insurance-related assessments	42,264	40,072
Subordinated debt securities	36,090	36,090
Other liabilities	84,452	83,075

Total shareholders’ equity	316,399	302,417

Total liabilities and shareholders’ equity	$1,140,454	$1,118,809

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